Exhibit 99.1

Critical Therapeutics Reports Financial Results for the First Quarter Ended March 31, 2008

LEXINGTON, Mass.--(BUSINESS WIRE)--Critical Therapeutics, Inc. (NASDAQ: CRTX), a biopharmaceutical company focused on developing and commercializing innovative products for respiratory and inflammatory diseases, today reported financial results for the first quarter ended March 31, 2008.

Net product sales of ZYFLO CRTM (zileuton) extended-release tablets and ZYFLO® (zileuton tablets) totaled approximately $3.3 million in the first quarter of 2008, compared with $2.9 million of net product sales of ZYFLO in the first quarter of 2007, an increase of 15 percent. Twice-daily ZYFLO CR was approved by the U.S. Food and Drug Administration (FDA) in May 2007 and commercially launched on September 27, 2007. Critical Therapeutics and Dey, L.P. (DEY), a subsidiary of Mylan Inc., currently market ZYFLO CR to approximately 18,000 physicians across the U.S.

On May 1, 2008, Critical Therapeutics announced the signing of a definitive merger agreement with Cornerstone BioPharma Holdings, Inc., a privately-held specialty pharmaceutical company focused on developing and commercializing prescription medications for respiratory disorders. Under the terms of the agreement, all outstanding shares of Cornerstone’s common stock will be converted into and exchanged for shares of Critical Therapeutics’ common stock and all outstanding Cornerstone options and warrants will be assumed by Critical Therapeutics and become options and warrants to acquire Critical Therapeutics’ common stock. Immediately following the effective time of the merger, the holders of Cornerstone’s common stock, options and warrants will own approximately 70 percent, and Critical Therapeutics’ stockholders will own approximately 30 percent, of the combined company’s common stock, after giving effect to shares issuable under outstanding Cornerstone options and warrants, but excluding shares issuable under outstanding Critical Therapeutics options and warrants.

Consummation of the merger is subject to a number of closing conditions, including the approval of both Critical Therapeutics’ stockholders and Cornerstone’s stockholders, approval by NASDAQ of the re-listing of Critical Therapeutics’ common stock in connection with the merger, the continued availability of Critical Therapeutics’ products and other customary closing conditions. On May 2, 2008, Cornerstone’s stockholders approved the transaction pursuant to written consents in lieu of a meeting. In addition, Healthcare Ventures and Advanced Technology Ventures, who together hold approximately 19 percent of the issued and outstanding common stock of Critical Therapeutics, have entered into agreements whereby they have agreed to vote their shares in favor of the merger. The Company has determined that the merger is not subject to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The stock-for-stock transaction is targeted to close in the fourth quarter of 2008.

Financial Results for the Three Months Ended March 31, 2008 and 2007

Revenues

Total revenue for the first quarter of 2008 was $3.3 million, compared with $3.5 million in the first quarter of 2007. Total revenue for the first quarter of 2007 included collaboration and license revenue of $601,000 whereas no collaboration or license revenue was recorded in the first quarter of 2008.

Net product sales in the first quarter of 2008 included approximately $2.6 million in sales of ZYFLO CR and $711,000 in sales of ZYFLO, including a reduction in the return reserve for ZYFLO of approximately $440,000 due to higher than expected prescriptions for ZYFLO. As a result of a change in the Company’s revenue recognition policy, net product sales of $2.9 million in the first quarter of 2007 included a one-time increase of $953,000 reflecting shipments to wholesalers in 2006 for units of ZYFLO that had not yet been dispensed through patient prescriptions.

For the three months ended March 31, 2008, the Company posted a net loss of $10.8 million, or $0.25 per share. This compares with a net loss of $4.7 million, or $0.11 per share, for the same period in 2007.

Cash and investments totaled $20.5 million at March 31, 2008, compared with $34.1 million at December 31, 2007 and $46.0 million at March 31, 2007. Net cash expenditures totaled $13.6 million in the first quarter of 2008. Net cash expenditures were $3.1 million in the first quarter of 2007 and were positively impacted by the upfront payment of $3.0 million that Critical Therapeutics received from DEY in connection with the signing of the co-promotion agreement in March 2007. The Company generated $82,000 of net cash in the fourth quarter of 2007, primarily as a result of an upfront payment of $5.0 million that Critical Therapeutics received from DEY in connection with the U.S. launch of ZYFLO CR. As of March 31, 2008, the Company had 43.5 million common shares outstanding, excluding warrants and stock options.

Operating Expenses

Operating expenses for the three months ended March 31, 2008 totaled $14.3 million, compared with $8.7 million in the first quarter of 2007.

  Cost of products sold in the first quarter of 2008 totaled $1.8 million, compared with $741,000 in the first quarter of 2007. Gross margin from product sales was 45 percent in the first quarter of 2008, compared with 74 percent in the first quarter of 2007. The decrease in gross margins was primarily related to a charge of approximately $622,000 related to four batches of ZYFLO CR tablets that did not meet release specifications and cannot be released into the commercial supply chain. In addition, the lower gross margins are the result of higher manufacturing costs, royalties and other expenses associated with the production of ZYFLO CR compared to ZYFLO.
  Research and development expenses totaled $5.4 million in the first quarter of 2008, compared with $2.9 million in the first quarter of 2007. The increase was primarily due to higher expenses associated with clinical trial costs, including the zileuton injection Phase II clinical trial and the R(+) Phase I clinical trial, as well as costs related to the Company’s previously-announced termination of its Phase IV clinical trial for ZYFLO CR.
  Sales and marketing expenses totaled $3.9 million in the first quarter of 2008, compared with $2.0 million in the first quarter of 2007. The increase was primarily attributable to increases in salary and other costs of employees performing sales and marketing functions and an increase related to promotional material, advertising and other costs associated with ZYFLO CR.
  General and administrative expenses were $3.2 million in the first quarter of 2008, compared with $3.1 million in the first quarter of 2007.

As Critical Therapeutics moves forward with its proposed merger with Cornerstone, it continues to focus on conserving its cash resources and has begun taking steps to reduce spending on both programs and personnel. As part of its efforts, Critical Therapeutics has eliminated six positions, or approximately eight percent of its workforce. The headcount reduction primarily affects the Company’s research and development group. The Company expects to consider further reductions in its headcount in the future in additional areas of its business in order to conserve cash and reduce expenses. The nature, extent and timing of future reductions will be made based on the Company’s business needs and financial resources.

Commercial Update

Since the launch of ZYFLO CR in September 2007, the Company’s commercial organization has achieved an increase of approximately 68 percent in the average weekly total prescriptions of ZYFLO CR and ZYFLO (change in the rolling average for the four-week period ending April 18, 2008, compared with the four-week period ending September 28, 2007).

In the first quarter of 2008, total prescriptions filled for ZYFLO CR and ZYFLO increased 54 percent over the total number of prescriptions filled for ZYFLO in the first quarter of 2007 and 15 percent over the fourth quarter of 2007. Prescriptions filled for the quarter ended March 31, 2008 totaled approximately 13,650 units.

As a result of certain batches of ZYFLO CR tablets not meeting specifications necessary for release of the product into the commercial supply chain, the Company, along with its three manufacturing partners for zileuton active pharmaceutical ingredient, tablets and coating and release, has initiated an investigation to determine the cause of the ZYFLO CR supply chain issue. As a protective measure, the Company reinitiated manufacturing of ZYFLO in late April 2008 in order to ensure supply of ZYFLO is available if necessary until the ZYFLO CR supply chain issue is resolved. Additional information regarding this matter will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 to be filed with the SEC.

Clinical and Preclinical Pipeline Update

In connection with the pending merger with Cornerstone, Critical Therapeutics plans to implement a strategic review of its clinical and preclinical pipeline. Following the review, the Company may seek to maximize the value of any non-core programs through out-licensing, divestiture or spin-off transactions.

Zileuton Injection Phase II Trial

In October 2007, the Company initiated a Phase II clinical trial of zileuton injection focused on assessing efficacy as well as identifying the optimal dose to be tested in potential Phase III clinical trials. A total of 36 patients with stable chronic asthma have been enrolled in the randomized, multi-center, double-blind, three-period crossover trial. The Company expects to report top-line data in mid-2008.

R(+) Zileuton Phase I Trial

In April 2008, the Company reported top-line data from its Phase I clinical trial of the R(+) isomer of zileuton, the active pharmaceutical ingredient of ZYFLO CR.

Alpha-7 Program

The Company has selected a lead compound that is currently in preclinical development for its alpha-7 nicotinic receptor program, which is directed at the discovery and development of novel small molecule drugs for the treatment of inflammation. The Company is conducting toxicology studies under Good Laboratory Practices and, dependent upon available resources, plans to submit an Investigational New Drug application in 2009.

HMGB1 Program

The Company continues its collaboration with MedImmune for the development of human monoclonal antibodies targeted at the cytokine HMGB1. The research phase of the collaboration has ended and, under the terms of the collaboration agreement, MedImmune is responsible for selecting and advancing potential development candidates into clinical trials. At this stage in the collaboration, MedImmune is continuing to evaluate potential development candidates but has not yet selected a clinical candidate for further development.

Conference Call Information

Critical Therapeutics will hold an audio webcast and conference call today to discuss the Company’s first quarter 2008 financial results. Investors and other interested parties can access the call as follows:

Date:	Thursday, May 8, 2008
Time:	5:30 p.m. (eastern)
Dial-in:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Webcast Information: www.crtx.com

A live and archived audio webcast of the conference call will be available for 30 days in the “Investors” section of Critical Therapeutics’ website. From the home page, click on “Investors” and then on “Webcasts & Presentations.”

About ZYFLO CR and ZYFLO

ZYFLO CRTM (zileuton) extended-release tablets and ZYFLO are the only FDA-approved leukotriene synthesis inhibitors for the prophylaxis and chronic treatment of asthma in adults and children 12 years of age and older. ZYFLO CR and ZYFLO are not indicated for use in the reversal of bronchospasm in acute asthma attacks. Therapy with ZYFLO CR and ZYFLO can be continued during acute exacerbations of asthma.

The recommended dose of ZYFLO CR is two 600 mg extended-release tablets twice daily, within one hour after morning and evening meals, for a total daily dose of 2400 mg. The recommended dose of ZYFLO is one 600 mg immediate-release tablet four times a day for a total daily dose of 2400 mg.

ZYFLO CR and ZYFLO are contraindicated in patients with active liver disease or transaminase elevations greater than or equal to three times the upper limit of normal. A small percentage of patients treated with ZYFLO CR (2.5%) and ZYFLO (1.9%) in placebo-controlled trials showed an increased release of a liver enzyme known as ALT and bilirubin (an orange or yellowish pigment in bile). As a result, the level of liver enzymes in patients treated with ZYFLO CR and ZYFLO should be measured by a simple blood test. It is recommended that physicians perform this test before administering ZYFLO CR and ZYFLO and repeat the test on a regular basis while patients are on the medication. Patients taking ZYFLO CR and theophylline should reduce the theophylline dose by 50%. Patients taking ZYFLO CR and propranolol or warfarin should be monitored and doses adjusted as appropriate. Most common side effects associated with the use of ZYFLO CR and ZYFLO are sinusitis, nausea and pharyngolaryngeal pain and abdominal pain, upset stomach and nausea, respectively.

For full prescribing information for ZYFLO CR, please visit www.zyflocr.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

For full prescribing information for ZYFLO, please visit www.zyflo.com or call the Company's toll free telephone number 1-866-835-8216 to request medical information.

About Critical Therapeutics, Inc.

Critical Therapeutics, Inc. is developing and commercializing innovative products for respiratory and inflammatory diseases. Critical Therapeutics owns worldwide rights to two FDA-approved drugs for the prevention and chronic treatment of asthma in patients 12 years of age and older: twice-daily ZYFLO CR™ (zileuton) extended-release tablets and ZYFLO® (zileuton tablets). Critical Therapeutics is developing products for acute asthma attacks that lead patients to the emergency room and other urgent care settings. Critical Therapeutics also is developing therapies directed toward the body’s inflammatory response. Critical Therapeutics is located in Lexington, Mass. For more information, please visit www.crtx.com.

Important Additional Information Will Be Filed With The SEC

Critical Therapeutics plans to file with the U.S. Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 and file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the proposed transaction with Cornerstone. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Critical Therapeutics, Cornerstone, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Critical Therapeutics through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Critical Therapeutics by contacting Critical Therapeutics, Inc., Attn: Chief Financial Officer, 60 Westview Street, Lexington, MA 02421.

Critical Therapeutics, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Critical Therapeutics’ directors and executive officers is contained in Critical Therapeutics’ Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and its proxy statement dated April 25, 2008, which are filed with the SEC. As of April 30, 2008, Critical Therapeutics’ directors and executive officers beneficially owned approximately 10,334,319 shares, or 22.9 percent, of Critical Therapeutics’ common stock.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding the proposed transaction between the Company and Cornerstone; the expected timetable for completing the transaction; future financial and operating results, including targeted product milestones; benefits and synergies of the transaction with Cornerstone; future opportunities for the combined company; possible therapeutic benefits, market acceptance and future sales of ZYFLO CR; the anticipated success of our co-promotion arrangements with DEY; the progress and timing of our drug development programs and related trials; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, and projected costs; prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “target,” “may,” “plan,” “project,” “could,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: the ability to consummate the transaction with Cornerstone; the ability to successfully integrate operations and employees with Cornerstone; the ability to realize anticipated synergies and cost savings of the transaction with Cornerstone; our ability to successfully market and sell ZYFLO CR, including the success of our co-promotion arrangement with DEY; our ability to transition our management team effectively; our ability to develop and maintain the necessary sales, marketing, distribution and manufacturing capabilities to commercialize ZYFLO CR; patient, physician and third-party payor acceptance of ZYFLO CR as a safe and effective therapeutic product; adverse side effects experienced by patients taking ZYFLO CR or ZYFLO; our heavy dependence on the commercial success of ZYFLO CR; our ability to maintain regulatory approvals to market and sell ZYFLO CR; the success of our co-promotion arrangement with DEY for PerforomistTM (formoterol fumarate) Inhalation Solution; our ability to successfully enter into additional strategic co-promotion, collaboration or licensing transactions on favorable terms, if at all; our ability to maintain compliance with NASDAQ listing standards; conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to obtain the substantial additional funding required to conduct our development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for ZYFLO CR, our discoveries and our drug candidates. These and other risks are described in greater detail in the “Risk Factors” section of our Annual Report on Form 10-K, as amended, and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

In addition, the statements in this press release reflect our expectations and beliefs only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, except as required by law, whether as a result of new information, future events or otherwise. In general, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, business development transactions, joint ventures or investments, except that in particular circumstances as specifically indicated we may address the potential impact of the proposed transaction with Cornerstone. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

ZYFLO® is a registered trademark of Critical Therapeutics, Inc.

ZYFLO CRTM is a trademark of Critical Therapeutics, Inc.

Perforomist™ is a trademark of Dey, L.P.

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
in thousands except share and per share data	2008	2007
Revenues:
Net product sales	$3,333	$2,894
Revenue under collaboration agreements	-	601
Total revenues	3,333	3,495
Costs and expenses:
Cost of products sold	1,825	741
Research and development	5,364	2,918
Sales and marketing	3,878	1,982
General and administrative	3,214	3,055
Total costs and expenses	14,281	8,696
Operating loss	(10,948)	(5,201)
Other income (expense):
Interest income	218	590
Interest expense	(49)	(39)
Total other income	169	551
Net loss	($10,779)	($4,650)

Net loss per share	($0.25)	($0.11)

Basic and diluted weighted-average common shares outstanding	42,805,348	42,456,700

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
in thousands	2008	2007
Assets:	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$20,239	$33,828
Accounts receivable, net and other	1,280	1,304
Inventory, net	9,666	5,599
Prepaid expenses and other	1,839	2,174
Total current assets	33,024	42,905
Fixed assets, net	869	1,151
Other assets	287	868
Total assets	$34,180	$44,924

Liabilities and Stockholders' Equity:
Current liabilities:
Current portion of long-term debt and capital lease obligations	$ -	$370
Deferred co-promotion fees	11,233	11,434
Accounts payable and accrued expenses	14,046	14,275
Total current liabilities	25,279	26,079
Long-term portion of accrued license fees, less current portion	1,775	1,754
Stockholders' equity:	7,126	17,091
Total liabilities and stockholders' equity	$34,180	$44,924

CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
in thousands	2008	2007
Cash flows from operating activities:
Net loss	($10,779)	($4,650)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization expense	115	166
Other non-cash items	(65)	(5)
Stock-based compensation expense	827	1,042
Changes in assets and liabilities:
Accounts receivable and other	24	689
Inventory	(4,067)	(574)
Prepaid expenses and other assets	503	6
Accounts payable and accrued expenses	(251)	(913)
Deferred product and collaboration revenue	-	1,252
Deferred co-promotion fees	(201)	-
Net cash used in operating activities	(13,894)	(2,987)
Cash flows from investing activities:
Proceeds from sale of investment	400	-
Proceeds from sale of fixed assets	276	26
Purchases of fixed assets	(1)	-
Net cash provided by investing activities	675	26
Cash flows from financing activities:
Proceeds from exercise of stock options	-	181
Repayments of long-term debt and capital lease obligations	(370)	(278)
Net cash used in financing activities	(370)	(97)
Net decrease in cash and cash equivalents	(13,589)	(3,058)
Cash and cash equivalents at beginning of period	33,828	48,388
Cash and cash equivalents at end of period	$20,239	$45,330

CONTACT:
Critical Therapeutics, Inc.
Linda S. Lennox, 781-402-5708
Vice President, Investor & Media Relations
llennox@crtx.com